Exhibit 10.9

RULES OF THE ARTERIS, INC. 2016 EQUITY INCENTIVE PLAN

FOR THE GRANT OF RESTRICTED STOCK UNIT AWARDS TO

EMPLOYEES IN FRANCE

Dated October 10, 2016

1.	Introduction.

The Board of Directors (the “Board”) of Arteris, Inc. (the “Company”) has established the Arteris, Inc. 2016 Equity Incentive Plan (the “U.S. Plan”), as approved on October 10, 2016 by the stockholders of Arteris, Inc. , for the benefit of certain employees, directors and consultants of the Company or Affiliates of the Company, including its French subsidiaries (the “French Entities”).

Section 2(b)(x) of the U.S. Plan specifically authorizes the Board or the Committee (as applicable) who administers the U.S. Plan (the “Administrator”) to adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the U.S. Plan by employees, directors or consultants who are foreign nationals or employed outside the United States. The Administrator has determined that it is necessary and advisable to establish a sub-plan for the purpose of permitting Restricted Stock Unit Awards to qualify for favorable tax and social security treatment in France. The Administrator, therefore, intends to establish a sub-plan of the U.S. Plan for the purpose of granting Restricted Stock Unit Awards which qualify for the favorable tax and social security treatment in France applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code (code de commerce), as amended, to qualifying employees who are resident in France for French tax purposes and/or subject to the French social security regime (the “French Participants”). The terms of the U.S. Plan, as set out in Appendix 1 hereto, shall, subject to the limitations in the following rules, constitute the rules of the Arteris, Inc. 2016 Equity Incentive Plan for the grant of Restricted Stock Unit Awards to employees in France (the “French Restricted Stock Unit Plan”).

Under the French Restricted Stock Unit Plan, the qualifying employees will be granted only Restricted Stock Unit Awards as defined in Section 3 hereunder. The provisions of Sections 5, 6(a),and 6(c) of the U.S. Plan permitting the grant of Nonstatutory Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, and other awards are not applicable to grants made under this French Restricted Stock Unit Plan. The grant of Restricted Stock Unit Awards is authorized under the Section 6(b) of the U.S. Plan.

2.	Definitions.

Capitalized terms not otherwise defined herein used in the French Restricted Stock Unit Plan shall have the same meanings as set forth in the U.S. Plan. The terms set out below will have the following meanings:

(a)	French Entities.

The term “French Entities” means any Affiliate of the Company, as defined in the U.S. Plan, established in France and in which the Company owns directly or indirectly at least 10% or more of the share capital or / and voting rights (of all categories of stocks) at the Grant Date of the Restricted Stock Unit Awards.

(b)	Grant Date.

The term “Grant Date” means the date on which the Administrator both (1) designates the French Participants and (2) specifies the terms and conditions of the Restricted Stock Unit Awards, including the number of shares of Common Stock to be issued at a future date and the conditions for the vesting of the Restricted Stock Unit Awards.

(c)	Regulated Market

The term “Regulated Market” refers to a regulated market in the meaning of Article L. 421-1 of the French monetary and financial code (code monétaire et financier) the list of which is established and up-dated by the French Minister in charge of the economy upon proposal from the AMF (Autorité des marchés financiers). It is noted that this list does not include the Nasdaq Stock Market nor the New York Stock Exchange on the date of adoption of the Arteris, Inc. 2016 Equity Incentive Plan by the Board.

(d)	Restricted Stock Unit Awards.

The term “Restricted Stock Unit Awards” means a promise by the Company to a future issuance at the Vesting Date provided the individual remains employed as of the Vesting Date, of one share of Common Stock of the Company for each unit granted to the French Participant, and subject to specific terms and conditions. Notwithstanding any provisions of the U.S. Plan, Restricted Stock Unit Awards granted under the French Restricted Stock Unit Plan will not give rise to dividend equivalent payments prior to the Vesting Date nor shall a French Participant be entitled to receive on vesting an amount in cash in lieu of shares.

(e)	Vesting Date.

The term “Vesting Date” means the date on which the Restricted Stock Unit Awards become vested, as specified by the Administrator. In principle, the shares of Common Stock subject to the Restricted Stock Unit Awards are issued upon vesting. To qualify for the French favorable tax and social security regime, such Vesting Date shall not occur prior to the first anniversary of the Grant Date, as required under Section L. 225-197-1 of the French Commercial Code, as amended, or in the French Tax Code or in the French Social Security Code, as amended.

3.	Entitlement to Participate.

(a) Subject to Sections 3 (b), (c) and (d) below, any French Participant who, on the Grant Date of the Restricted Stock Unit Awards and to the extent required under French law, is either employed under the terms and conditions of an employment contract with the Company or a French Entity (contrat de travail) or who is a corporate officer (mandataire social) of the Company, shall be eligible to receive Restricted Stock Unit Awards under the French Restricted Stock Unit Plan, provided that he or she also satisfies the eligibility conditions of Section 4 of the U.S. Plan.

Restricted Stock Unit Awards may not be issued to corporate officers of the French Entities, including the managing directors (e.g., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), unless the corporate officer is an employee of a French Entity as defined by French law and is otherwise eligible to receive awards under Section 4 of the U.S. Plan.

(b) Notwithstanding any provisions in the U.S. Plan to the contrary, Restricted Stock Unit Awards may not be issued under the French Restricted Stock Unit Plan to French Participants owning more than ten percent (10%) of the Company’s share capital.

(c) Notwithstanding any provisions in the U.S. Plan to the contrary, a grant of Restricted Stock Unit Awards may not result in a French Participant holding more than ten percent (10%) of the Company’s shares.

(d) Notwithstanding any provisions in the U.S. Plan to the contrary, the number of shares granted to French Participants subject to Restricted Stock Unit Awards may not exceed 10% of the Company’s share capital at any time.

4.	Conditions of the Restricted Stock Unit Awards.

(a)	Grant of Restricted Stock Unit Awards.

Restricted Stock Unit Awards may be granted to French Participants within 38 months from the date of the approval of the U.S. Plan by the shareholders of the Company. However, notwithstanding the above, the granting period may be extended to 76 months as long as the time period stated in the U.S. Plan complies with applicable U.S. law.

(b)	Vesting of Stock Units.

Restricted Stock Unit Awards will not vest prior to the relevant anniversary of the Grant Date specified by the Administrator and in any case will not vest prior to the first anniversary of the Grant Date as defined under Section 2 above. However, notwithstanding the above, in the event of the death of a French Participant, all of his or her outstanding Restricted Stock Unit Awards shall vest and shares of Common Stock shall be delivered as set forth in Sections 7 of this French Restricted Stock Unit Plan.

(c)	Holding of shares.

The French Participants must hold each share of Common Stock subject to Restricted Stock Unit Awards until the relevant anniversary of the Vesting Date specified by the Administrator, if any, and in any case until the second anniversary of the Grant Date, or such other period as is required to comply with the minimum mandatory holding period applicable to shares underlying French-qualified Restricted Stock Unit Awards under Section L. 225-197-1 of the French Commercial Code, as amended or under the French Tax Code or French Social Security Code as amended. This holding period will continue to apply even after the French Participant is no longer an employee or corporate officer of a French Entity.

With respect to French Participants who are corporate officer of the Company, if any, the Administrator shall determine a number of shares of Common Stock subject to Restricted Stock Units Awards which shall not be sold by the concerned French Participants until their removal from office (“révocation en qualité de mandataire social”).

In addition, notwithstanding any provisions in the U.S. Plan to the contrary, if the Company is listed on a Regulated Market, shares delivered upon the Vesting Date shall not be sold during certain closed periods as provided for by Section L. 225-197-1 of the French Commercial Code.

(d)	French Participant’s Account.

The shares of Common Stock subject to Restricted Stock Unit Awards issued to a French Participant shall be recorded in an account in the name of the French Participant with the Company or a broker or in such other manner as the Company may otherwise determine to ensure compliance with applicable restrictions provided by law.

(e)	Cash Dividends.

French Participants shall not be granted any cash dividends with respect to a Restricted Stock Unit, applicable to the period commencing on the Grant Date and terminating on the Vesting Date.

(f)	Filing requirements

The French Participants and their employer shall comply with the filing requirements provided for by French tax law.

5.	Non-transferability of Stock Units.

Notwithstanding any provision in the U.S. Plan to the contrary, the Restricted Stock Unit Awards are not transferable, except by will or by the laws of descent and distribution, and the granting of the Company’s shares may be claimed during the life of the French Participant by the French Participant.

6.	Adjustments and Change of Control.

In the event of adjustment or a Change of Control, adjustment to the terms and conditions of the Restricted Stock Unit Awards or shares of Common Stock subject to Restricted Stock Unit Awards may be made in accordance with the U.S. Plan. To the extent that such adjustments would violate applicable French rules, it may result in the disqualification of the Restricted Stock Unit Awards for purposes of the French favorable tax and social security regime. In this case, the Administrator may decide at its discretion to lift the restriction on sale of the shares of Common Stock subject to Restricted Stock Unit Awards.

7.	Death.

Notwithstanding the provisions set forth in Section 5 above, in the event of the death of a French Participant, the Restricted Stock Unit Awards held by French Participants at the time of death are transferable to the French Participant’s heirs. The Company shall issue the underlying shares to the French Participant’s heirs, at their request, if such request occurs within six months following the death of the French Participant, as provided for in the Restricted Stock Unit Agreement. If the French Participant’s heirs do not request the issuance of the shares underlying the Restricted Stock Unit Awards within six months following the French Participant’s death, the Restricted Stock Unit Awards will be forfeited.

The French Participant’s heirs may freely sell the shares notwithstanding the restriction on the sale of shares set forth in Section 4(c) above to the extent and as long as applicable under French law.

8.	Disqualification of French-qualified Restricted Stock Unit Awards.

If the Restricted Stock Unit Awards are otherwise modified or adjusted in a manner in keeping with the terms of the U.S. Plan or as mandated as a matter of law and the modification or adjustment is contrary to the terms and conditions of this French Restricted Stock Unit Plan, the Restricted Stock Unit Awards may no longer qualify as French-qualified Restricted Stock Unit Awards. If the Restricted Stock Unit Awards no longer qualify as French-qualified Restricted Stock Unit Awards, the Administrator may, provided it is authorized to do so under the U.S. Plan, determine to lift, shorten or terminate certain restrictions applicable to the vesting of the Restricted Stock Unit Awards or the sale of the shares which may have been imposed under this French Restricted Stock Unit Plan or in the Restricted Stock Unit Agreement delivered to the French Participant.

9.	Interpretation.

It is intended that Restricted Stock Unit Awards granted under the French Restricted Stock Unit Plan shall qualify for the favorable tax and social security treatment applicable to Restricted Stock Unit Awards granted under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code as amended, or under the French Tax Code and the French Social Security Code as amended.

The terms of the French Restricted Stock Unit Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws, as well as the French tax and social security authorities and the relevant guidelines released by the French tax and social insurance authorities and subject to the fulfillment of legal, tax and reporting obligations.

In the event of any conflict between the provisions of the French Restricted Stock Unit Plan and the U.S. Plan, the provisions of the French Restricted Stock Unit Plan shall control for any grants made to the French Participants under this French Restricted Stock Unit Plan.

Should the Restricted Stock Unit Awards not benefit from the French tax and social security favorable regime due to the French Participants’ failure to comply with the provisions of this French Restricted Stock Unit Plan, the French Participant shall be liable for the payment of resulting taxes and social security charges.

10.	Employment Rights.

The adoption of this French Restricted Stock Unit Plan shall not confer upon the French Participants or any employees of a French Entity, any employment rights and shall not be construed as part of any employment contracts that a French Entity has with its employees.

11.	Amendments.

Subject to the terms of the U.S. Plan, the Board reserves the right to amend or terminate this French Stock Unit Plan at any time. Such amendments would only apply to future grants and would not be retroactive.

12.	Effective Date.

The French Restricted Stock Unit Plan is adopted and effective as of October 10, 2016.